                                                                   Exhibit 10.14




                        AMENDED AND RESTATED REVOLVING
                               CREDIT AGREEMENT


                         Dated as of January 15, 1999

                                     among

                           CAREY INTERNATIONAL, INC.
                            a Delaware corporation,
                                 as Borrower,

                            The Banks Listed Herein

                                      and

                               FLEET BANK, N.A.
                             as Agent for the Banks

     AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of January 15, 1999 among CAREY INTERNATIONAL, INC., a Delaware corporation with its chief executive office at 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016 (the "Borrower"), and FLEET BANK, N.A., a National Banking Association with an office at 1185 Avenue of the Americas, New York, NY 10036 and NATIONSBANK, N.A. a National Banking Association with an office at 6610 Rockledge Drive, Bethesda, MD 20817, and FIRST UNION NATIONAL BANK, a National Banking Association with an office at 1970 Chain Bridge Road, McLean, VA 22102, and UNITED BANK, a Virginia banking corporation, with an office at 2071 Chain Bridge Road, Vienna, VA 22182 (individually a "Bank" and collectively the "Banks"), and Fleet Bank, N.A., as agent for the Banks hereunder (in such capacity the "Agent") and;

     Carey Limousine D.C., Inc., a Delaware corporation with its chief executive office at 1610 Mount Vernon Avenue, Alexandria, VA 22301;

     Boston Cars, Inc., a Delaware corporation with its chief executive office at 163 Adams Street, Braintree, MA 02184;

     Carey Boston, Inc., a Delaware corporation with its chief executive office at 163 Adams Street, Braintree, Massachusetts 02184;

     A.L. Transportation, Inc., an Illinois corporation with its chief executive office at 200 Frontage Road S. 100, Burr Ridge, IL 60521-6916;

     American Airport Limousine, Inc., a Delaware corporation with its chief executive office at 200 Frontage Road S. 100, Burr Ridge, IL 60521-6916;

     Limos R Us, Inc., an Illinois corporation with its chief executive office at 200 Frontage Road S. 100, Burr Ridge, IL 60521-6916;

     Syd's Limousine, Inc., an Illinois corporation with its chief executive office at 200 Frontage Road S. 100, Burr Ridge, IL 60521-6916;

     Carey Limousine Chicago, Inc., a Delaware corporation with its chief executive office at 6321 N. Avondale #208, Chicago, IL 60631;

     Emery-Drexel Livery, Inc., an Illinois corporation with its chief executive office at 6321 N. Avondale #208, Chicago, IL 60631;

     Carey Limousine L.A., Inc., a Delaware corporation with its chief executive office at 6023 Bristol Parkway, Culver City, CA 90230;

     Carey Limousine Corporation, a Delaware corporation with its chief executive office at 120 Powhattan Avenue, Essington, PA 19029;

     Carey Limousine Indiana, Inc., a Delaware corporation with its chief executive office at 5700 West Minnesota, Bldg. B, Indianapolis, IN 46242;

     East Coast Transportation, Inc., a Florida corporation with its chief executive office at 14125 Beach Boulevard, Jacksonville, FL 32250;

     Carey Limousine NY, Inc., a Delaware corporation with its chief executive office at 27-10 49th Avenue, Long Island City, NY 11101;

     International Limousine Network Ltd., a New York corporation with its chief executive office at 13-05 43rd Avenue, Long Island City, NY 11101;

     Manhattan International Limousine Network Ltd., a New York corporation with its chief executive office at 13-05 43rd Avenue, Long Island City, NY 11101;

     Carey Limousine S.F., Inc., a Delaware corporation with its chief executive office at 137 South Linden Avenue, South San Francisco, CA 94080;

     Carey Licensing, Inc., a Delaware corporation with its chief executive office at 4530 Wisconsin Avenue, N.W., Washington D.C. 20016;

     Carey Services, Inc., a Delaware corporation with its chief executive office at 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016;

     Boston Chauffeurs, Inc., a Delaware corporation with its chief executive office at 4530 Wisconsin Avenue., N.W., Washington, D.C. 20016;

     Boston Drivers, Inc., a Delaware corporation with its chief executive office at 4530 Wisconsin Avenue., N.W., Washington, D.C. 20016;

     Carey Limousine Florida, Inc., a Delaware corporation with its chief executive office at 1500 Belvedere Road, West Palm Beach, FL 33406;

     Florida Drivers, Inc., a Delaware corporation with its chief executive office at 1500 Belvedere Road, West Palm Beach, FL 33406; and

     (Carey Limousine D.C., Inc., Boston Cars, Inc., Carey Boston, Inc., A.L. Transportation, Inc., American Airport Limousine, Inc.,Limos R Us, Inc., Syd's Limousine, Inc., Carey Limousine Chicago, Inc., Emery-Drexel Livery, Inc., Carey Limousine L.A., Inc.,

Carey Limousine Corporation, Carey Limousine Indiana, Inc., East Coast Transportation, Inc., Carey Limousine NY, Inc., International Limousine Network Ltd., Manhattan International Limousine Network Ltd., Carey Limousine S.F., Inc., Carey Licensing, Inc., Carey Services, Inc., Boston Chauffeurs, Inc., Boston Drivers, Inc., Carey Limousine Florida, Inc., and Florida Drivers, Inc., a "Guarantor" and collectively the "Guarantors").

          WHEREAS, as of August 15, 1997 Borrower and Fleet Bank, N.A., Banco Popular De Puerto Rico, and George Mason Bank entered into a Revolving Credit and Term Loan Agreement (the "Original Agreement"), and

          WHEREAS, as of the Closing Date, Banco Popular De Puerto Rico will receive payment of all obligations to it from Borrower and has consented to the amendment of the Original Agreement represented by this Agreement, which, among other things, removes Banco Popular De Puerto Rico as a Bank under the Original Agreement, and it will not be a Bank under this Agreement, and

          WHEREAS, George Mason Bank has been merged into United Bank, and

          WHEREAS, as a result of said merger, United Bank became a Bank under the Original Agreement, and

          WHEREAS, First Union National Bank and NationsBank will, as of the Closing Date, enter into this Agreement in order to become Banks under this Agreement, and

          WHEREAS, the above named parties desire to amend, supplement and restate the Original Agreement.

          NOW, THEREFORE, the parties hereby agree to amend, supplement and restate the Original Agreement as follows:

                                  Article I.

                       DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     "Adjusted EBITDA" means with respect to a Permitted Acquisition, the sum of
(1) EBITDA of the most recent four fiscal quarters of the acquired company's financial statements (prepared in accordance with GAAP) plus (2) any non recurring compensation or other costs that will not be incurred by Borrower after the acquisition date in connection with the operation of the acquired company (determined in accordance with the Securities and Exchange Commission's regulations covering the preparation of pro forma financial statements). In submitting Adjusted EBITDA, Borrower will provide a detailed schedule of its calculations with respect thereto in form reasonably satisfactory to Agent. Borrower will also provide Agent with copies of financial statements which were utilized as the basis for said calculations.

     "Administrative Agent" means Fleet Bank, N.A., a National Banking Association with an office at 1185 Avenue of the Americas, New York, New York 10036 and its successors and assigns.

     "Affiliate" means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a Subsidiary;
(2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) of which fifteen percent (15%) or more of the voting stock is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means Administrative Agent and its successors and assigns.

     "Agreement" means this Amended and Restated Revolving Credit Agreement, as amended, supplemented, or modified from time to time.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of such State(s) and, if the applicable day relates to LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

     "Capital Event" means any event which increases capital on the Balance Sheet including but not limited to issuance of stock and write up of assets, etc.

     "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

     "Cash Collateral Account" shall have the meaning indicated in Section 2.19.

     "Closing Date" shall mean January 15, 1999.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

     "Collateral" means all property which is to be subject to the Lien to be granted by the Security Agreements and/or in which a Lien may be granted to Banks.

     "Commitment" means each Bank's obligation to make Loans to the Borrower pursuant to Section 2.01 in the amount referred to therein.

     "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code, but specifically excluding CLI Fleet, Inc. for purposes of this definition only.

     "Daily Unused Portion of a Bank's Commitment" means that amount for a Bank, which is the difference between such Bank's Commitment on that day and the sum of the outstanding principal balance on that day on the Note from Borrower to such Bank plus such Bank's share of any issued and outstanding Letters of Credit.

     "Debt" means (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments;
(3) obligations for the deferred purchase price of property or services (including trade obligations and Earn Out Provisions); (4) obligations as lessee under Capital Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit;
(7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; (9) Seller Notes in connection with Permitted Acquisitions; and (10) obligations secured by any Liens, whether or not the obligations have been assumed.

     "Default" means default under any provision of this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied. It is understood that, if a default has occurred, but has been cured or waived by the Agent pursuant to the terms of this Agreement or otherwise does not continue to be an Event of Default, said default shall not constitute a Default for purposes of this Agreement.

     "Default Rate" means the rate set forth in Section 2.07 as the rate applicable in the event of the occurrence of an Event of Default.

     "Documentation Agent" means First Union National Bank, a National Banking Association with an office at 1970 Chain Bridge Road, McLean, Virginia 22102 and its successors and assigns.

     "Dollars" and the sign "$" mean lawful money of the United States of America.

     "Domestic Company" means a company incorporated or organized within the United States of America.

     "Domestic Subsidiary" means a Subsidiary incorporated or organized within the United States of America.

     "Earn Out Provisions" means those payment obligations incurred in connection with Permitted Acquisitions which are calculated based upon the future performance of the acquired entity or business.

     "EBITDA" means operating profit from continuing operations before interest and taxes plus depreciation and amortization determined in accordance with GAAP.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof published by the Internal Revenue Service, the United States Department of Labor, or the PBGC.

     "Escrow Holder" means United States Trust Company of New York with an office at 114 West 47/th/ Street, New York, New York 10036.

     "Escrow Agreement" means the Escrow Agreement of even date herewith among the Banks, the Escrow Holder, the Borrower, and the Guarantors listed on
Schedule 3.01(2).

     "Escrowed Documents" shall have the meaning indicated in Section 2.02.

     "Eurocurrency Reserve Requirement" means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

     "Event of Default" means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied. It is understood that, if an Event of Default has occurred, but has been cured or waived by the Agent pursuant to the terms of this Agreement or otherwise does not continue to be an Event of Default, said Event of Default shall not constitute an Event of Default for purposes of this Agreement.

     "Expiry Date" means the expiration date of a Letter of Credit.

     "Facility Amount" shall have the meaning set forth in Section 2.01.

     "Foreign Company" means an entity which was incorporated or organized in a jurisdiction other than a state within the United States of America.

     "Foreign Subsidiary" means a Subsidiary which was incorporated or organized in a jurisdiction other than a state within the United States of America.

     "GAAP" means generally accepted accounting principles in the United States.

     "Guarantor" means each of Carey Limousine D.C., Inc., Boston Cars, Inc., Carey Boston, Inc., A.L. Transportation, Inc., American Airport Limousine, Inc., Limos R Us, Inc., Syd's Limousine, Inc., Carey Limousine Chicago, Inc., Emery-Drexel Livery, Inc., Carey Limousine L.A., Inc., Carey Limousine Corporation, Carey Limousine Indiana, Inc., East Coast Transportation, Inc., Carey Limousine NY, Inc., International Limousine Network Ltd., Manhattan International Limousine Network Ltd., Carey Limousine S.F., Inc., Carey Licensing, Inc., Carey Services, Inc., Boston Chauffeurs, Inc., Boston Drivers, Inc., Carey Limousine Florida, Inc., and Florida Drivers, Inc., collectively the "Guarantors".

     "Guaranty" means the Guaranty in substantially the form of Exhibit B to be delivered by each present and future Guarantor under the terms of this Agreement.

     "Inactive Subsidiary" means a subsidiary which is not presently operating and does not presently own any assets, other than insignificant intangible assets and the capital received for its stock.

     "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date such Loan is made and ending, as the Borrower may select (limited to one, three, six or twelve month periods), pursuant to Section 2.04, on the numerically corresponding day in the first, third, sixth or twelfth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (1) No Interest Period may extend beyond the Maturity Date, and

     (2) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

     "Lending Office" means, with respect to any Bank, for each type of Loan, the Lending Office of such Bank (or of an affiliate of such Bank) designated for such type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as that Bank may from time to time specify to the Borrower and the Agent as the office at which its Loans of such type are to be made and maintained.

     "Letter of Credit Fee" shall have the meaning indicated in Section 2.19.

     "Letters of Credit" shall have the meaning indicated in Section 2.19.

     "Letter of Credit Documents" shall have the meaning set forth in Section
2.19 hereof.

     "Letter of Credit Obligations" shall have the meaning set forth in Section
2.19 hereof.

     "LIBOR Interest Rate" means, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of 1%) determined by the Agent to be equal to the quotient of (1) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (2) one minus the Eurocurrency Reserve Requirement for such Interest Period.

     "LIBOR Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Interest Rate.

     "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

     "Loan(s)" means the Revolving Credit Loans or any or all of them as the context may require.

     "Loan Document(s)" means this Agreement, the Notes, the Security Agreements, the Guarantees and the Letter of Credit Documents.

     "London Interbank Offered Rate" ("LIBOR") means, as applicable to any LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Dow Jones Markets Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page 'LIBOR'(or such other page as may replace the LIBOR Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such interest period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

     If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m., New York City time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined.

     "Majority Banks" means at any time the Bank or Banks holding at least fifty-one percent (51%) of the then aggregate unpaid principal amount of the Notes and issued and outstanding Letters of Credit held by the Banks, or, if no such principal amount is then outstanding, the Bank or Banks having at least fifty-one percent (51%) of the aggregate Commitments.

     "Maturity Date" means January 14, 2002. Subject to the prior written approval of all of the Banks (which approval may be withheld for any reason as determined by each such Bank in its sole and absolute discretion), the Maturity Date may be extended for two successive one year terms upon written request of the Borrower; provided such request is delivered to the Administrative Agent no
              --------
earlier than ninety (90) days, but no later than thirty (30) days, prior to each anniversary of the Closing Date; provided, further, than no Event of
                                         --------  -------
Default has occurred and is continuing.

     "Minimum Effective Net Worth" means, as of the end of each fiscal quarter ending after the Closing Date, the sum of (a) eighty five percent (85%) of Net Worth of the Borrower and Guarantors as of the Closing Date plus (b) fifty percent (50%) of Positive Net Income of the Borrower and Guarantors as of the end of each fiscal quarter ending after the Closing Date, plus (c) eighty five percent (85%) of the results of, or the proceeds of a Capital Event of the Borrower and Guarantors, all of the aforesaid being computed on a cumulative basis. The requirements hereof shall not be reduced by any Net Losses incurred during the Term of this Agreement, or by any actions or transactions taken by Borrower pursuant to Section 6.06 of this Agreement.

     "Multiemployer Plan" means a Plan described in Section 4001 (a)(3) of
ERISA.

     "Net Income" means all revenues less all expenses on a consolidated basis.

     "Net Losses" means the amount by which total expenses exceed total revenue on a consolidated basis.

     "Net Worth" means total assets less total liabilities on a consolidated basis.

     "Non-Hostile Acquisition" means an acquisition which (a) has been approved by the board of directors (and shareholders if required by applicable law to be effective) of the entity to be acquired and (b) where litigation has not been commenced prior to the closing date of such acquisition for the purpose of prevention or interfering with said acquisition by a shareholder of the entity to be acquired.

     "Note(s)" means the promissory notes described in Section 2.10 hereof.

     "Original Agreement" shall have the meaning ascribed to it in the preface of this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" means those liens permitted pursuant to Section 6.01 hereof.

     "Permitted Acquisition" means acquisitions of the stock or assets of any Domestic Subsidiaries or any Domestic Companies or any Foreign Subsidiaries or any Foreign Companies (whether by purchase or merger or otherwise) (and if a Foreign Subsidiary or any

Foreign Company, then only if such acquisition is permitted in Section 6.08(9) hereof) engaged in the chauffeured vehicle service industry or in a related or similar line of business as follows:

     (1)  Acquisition must be completed prior to the Maturity Date, and

     (2) Borrower shall have furnished Agent with a Compliance Certificate satisfactory to Agent, to the extent required by Sections 3.02(3) and 5.08(12), showing:

          (a) The aggregate purchase price for each acquisition, and that portion of such purchase price consisting of cash, Debt assumed under Section 6.02(10)(i) or Seller Notes, or any combination thereof (without any monetary limitations on Debt or Seller Notes for purposes of this definition of "Permitted Acquisition"). The portion of each such purchase price consisting of cash, Debt assumed under Section 6.02(10)(i) or Seller Notes, or any combination thereof (without any monetary limitations on Debt or Seller Notes for purposes of this definition of "Permitted Acquisition"), shall not exceed Fifteen Million Dollars ($15,000,000) individually, and the aggregate of such portions of said purchase prices during any rolling twelve month period shall not exceed Thirty Million Dollars ($30,000,000), without prior written consent of the Majority Banks, such consent not to be unreasonably withheld or delayed, and

          (b) Compliance with all financial covenants on a pre-acquisition basis and pro forma basis after giving effect to the acquisition.

          (c) A schedule of all Debt assumed in connection with the acquisition as well as a reference to that portion of Section 6.02 which permits such Debt.

     (3) All Debt issued after the Closing Date of this Agreement to the acquired company and its shareholders must be within the definition of Subordinated Debt excluding up to an aggregate of Five Million Dollars ($5,000,000) of Seller Notes and also excluding obligations under any Earn Out Provision.

     (4)  Each Person so acquired must have a positive Adjusted EBITDA.

     (5)  Each acquisition must be a Non-Hostile Acquisition.

     "Permitted Acquisition Loans" shall have the meaning indicated in Section 2.01.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

     "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

     "Positive Net Income" means a Net Income of not less than ONE DOLLAR
($1.00).

     "Prime Loan" means any Loan when and to the extent that the Interest rate therefor is determined by reference to the Prime Rate.

     "Prime Rate" means the variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate charged to any customer.

     "Principal Office" means the Agent's office at 1185 Avenue of the Americas, New York, New York 10036.

     "Pro Forma EBITDA" means the sum of (1) the EBITDA of the most recent four fiscal quarters of the Borrower and Guarantors on a consolidated basis plus (2) the Adjusted EBITDA of all acquired companies not already included in clause 1 above.

     "Prohibited Transaction" means any transaction defined as a prohibited transaction in Section 406 of ERISA or Section 4975 of the Code.

     "Reference Bank" means Fleet Bank, N.A.

     "Refinanced Debt" shall have the meaning ascribed in Section 2.01.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

     "Reportable Event" means any of the events defined as reportable events under Section 4043(c) of ERISA.

     "Revolving Credit Loans" shall have the meaning assigned to such term in
Section 2.01 and shall include in addition thereto, Revolving Credit Loans made to repay Letter of Credit Obligations pursuant to Section 2.19.

     "Security Agreement" means the Security Agreement, Pledge, and Assignment annexed hereto as Exhibit E. Such Security Agreement shall be furnished by the Borrower to the Agent and by each Guarantor now or hereafter listed in Schedule 3.01(2) to the Agent.

     "Seller Notes" means unsecured notes issued to sellers of acquired companies.

     "Subordinated Debt" means indebtedness which is at all times fully subordinated both in payment and liquidation priority (including but not limited to lien priority and, whether before or after any liquidation of the assets of Borrower), to the indebtedness to the Banks and each of them upon terms and conditions and evidenced by agreements all satisfactory to Agent, in its sole reasonable discretion, which agreement shall include but not be limited to provisions permitting payment prior to default but prohibiting payments to any subordinated debt holder after the occurrence of an Event of Default and further providing that any such subordinated debt holder shall not be entitled to exercise any rights of any kind whatsoever against Borrower or any Guarantor until the expiration of one hundred eighty (180) days after the giving of written notice to Agent of the holder's intent to exercise such rights.

     "Subsidiary" means, as to the Borrower, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower including but not limited to those currently existing Subsidiaries all as listed on Schedule I, provided however, that the definition of Subsidiary does not include those subsidiaries of the Borrower or any of their subsidiaries that are Inactive Subsidiaries.

     "Syndication Agent" means NationsBank, N.A., a National Banking Association with an office at 6610 Rockledge Drive, Bethesda, Maryland 20817 and its successors and assigns.

     "Total Funded Debt" means (1) the Revolving Credit Loans, (2) indebtedness or liability for borrowed money, (3) obligations evidenced by bonds, debentures, notes or other similar instruments, (4) obligations as lessee under Capital Leases, (5) Seller Notes (exclusive of Earn Out Provisions) and Subordinated Debt in connection with Permitted Acquisitions, and (6) issued and outstanding Letters of Credit, but, as to all of the foregoing, excluding vehicle financing obligations assumed only in connection with Permitted Acquisitions which (i) have been paid or refinanced under Sections 6.02(1) through 6.02(9) within six
(6) months from the date of closing of the Permitted Acquisition or, if said six
(6) months has not yet expired, are to be paid or refinanced under Sections 6.02(1) through 6.02(9) within six (6) months from the date of closing of the Permitted Acquisition but including such vehicle financing obligations if not paid or refinanced within said six (6) month period.

     "Unfinanced Capital Expenditures" means capital expenditures which are not financed by Debt pursuant to Section 6.02.

     "Working Capital" means funds used for the day to day operations of the business of Borrower or Guarantors to finance the cash conversion cycle of the business of Borrower and Guarantors.

     "Working Capital Loan"  means Loans made by Banks for Working Capital.

     Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                                  Article II.

                           AMOUNT AND TERMS OF LOANS

     Section 2.01 Revolving Credit Facility. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make loans (the "Revolving Credit Loans") to the Borrower from time to time during the period from the date of this Agreement up to but not including the Maturity Date in an aggregate principal amount not to exceed at any time outstanding the amount set opposite such Bank's name below, as such amount may be reduced pursuant to Section 2.03 (such Bank's "Commitment").

          Name of Bank                Amount
          ------------            --------------

     Fleet Bank, N.A.             $20,000,000.00
     NationsBank                  $20,000,000.00
     First Union National Bank    $20,000,000.00
     United Bank                  $15,000,000.00
                                  --------------

          Total                   $75,000,000 (the "Facility Amount")

     The proceeds of the Revolving Credit Loan shall be used:

          (1) to finance Permitted Acquisitions and refinance Debt assumed in connection with Permitted Acquisitions;
          (2)  for Working Capital;
          (3)  for Letters of Credit; and
          (4) on the Closing Date only, to refinance existing debt to banks or Permitted Debt (the "Refinanced Debt"). It being understood that upon payment in good funds of all obligations to the banks under the Original Agreement, then such banks shall release any and all security interests in the assets of the Borrower and any Subsidiary or Guarantor or Affiliate and shall provide such releases and/or termination statements and other documentation as the Agent and the Borrower may require in order to evidence said release;

     provided, however:

               (a) that portion of the Facility Amount available for Permitted Acquisitions and refinanced Debt assumed in connection with Permitted Acquisitions (the "Permitted Acquisition Loans") shall not exceed (i) Seventy Five Million Dollars ($75,000,000) minus (ii) the amount then outstanding for Working Capital Loans plus all outstanding Letter of Credit Obligations minus (iii) any Refinanced Debt outstanding;

               (b) that portion of the Facility Amount available for Working Capital Loans, Letter of Credit Obligations, and any Refinanced Debt shall not at any time exceed Ten Million Dollars ($10,000,000) in the aggregate; and

               (c) the sum of (i) Permitted Acquisition Loans plus (ii) Working Capital Loans plus (iii) Letter of Credit Obligations plus
                    (iv) any Refinanced Debt outstanding shall not exceed the Facility Amount.

     Each Revolving Credit Loan which shall not utilize the Commitment in full shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000), provided that each LIBOR Loan shall be in an amount not less than Five Hundred Thousand Dollars ($500,000). Each Loan made in respect of the Revolving Credit Loans (including the issuance of Letters of Credit) shall be made by each Bank in the proportion which that Bank's Commitment bears to the total amount of all the Banks' Commitments. Within the limits of the Commitment, the Borrower may borrow, repay pursuant to Section 2.11, and reborrow under this
Section 2.01. On such terms and conditions, the Loans may be outstanding as Prime Loans or LIBOR Loans. Each type of Revolving Credit Loan shall be made and maintained at such Bank's Lending Office for such type of Loan. The failure of any Bank to make any requested Revolving Credit Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation (if any) to make such Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Loans to be made by such other Bank.

     The Revolving Credit Facility shall, if not otherwise renewed, terminate on the Maturity Date.

     Section 2.02 Security. At the Closing, the parties listed on Schedule 3.01(2) shall execute the Security Agreements and the Stock Powers and related documents and shall deliver the Stock Certificates, the Security Agreements, and the Stock Powers and related documents (all hereafter being called the "Escrowed Documents") to Escrow Holder.

          In the event of:

          (a) the occurrence of an Event of Default by Borrower or any Guarantor or Subsidiary, and as to Sections 8.01(5), 8.01(6), and 8.01(7) ONLY, and not as to any other Events of Default, the expiration of thirty (30) days thereafter, OR

          (b) in the event that for the most recent rolling four fiscal quarters, the ratio of Total Funded Debt to Pro Forma EBITDA is greater than 2.25 to 1.00, THEN,

          (c) the Agent may request delivery of the Escrowed Documents, and the Escrowed Documents shall be delivered and become effective when delivered, pursuant to the terms of the Escrow Agreement.

     "Stock Power" and "Stock Certificate" shall have the meaning attributed to them in the Escrow Agreement.

     Section 2.03 Reduction of Commitment. The Borrower shall have the right, upon at least ten (10) Business Days' notice to the Agent, to terminate in whole or reduce in part the unused portion of the Commitment, provided that each partial reduction shall be in the amount of at least Three Million Dollars ($3,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Loans shall exceed the Commitment. Any reduction in part of the unused portion of the Commitments shall be made in the proportion that each Bank's Commitment bears to the total amount of all Bank's Commitments. The Commitments, once reduced or terminated, may not be reinstated.

     In the event of (a) the occurrence of an Event of Default under Section
8.01 hereof, in that the Borrower fails to pay interest on any Note, and (b) a Bank is unwilling to vote to waive such Event of Default (the "Non-Consenting Bank"), during the continuance of such Event of Default, and (c) if the Majority Banks do not choose to either (i) declare the Banks' obligations to make Loans to be terminated, or (ii) declare the outstanding Notes to be due and payable, then the Non-Consenting Bank may, after five (5) Business Days notice to the Agent and the other Banks, limit its Commitment to such Principal Amount as is then owed to said Non-Consenting Bank by Borrower; provided, however, that said five (5) Business Days' notice to the Agent and the other Banks shall not be a condition precedent to the limitation by the Non-Consenting Bank of its Commitment as aforesaid if it has already given said notice but Borrower requests a Revolving Credit Loan after said notice has been given but prior to the expiration of said five (5) days. The Facility Amount shall be reduced by the difference between the original Commitment of the Non-Consenting Bank and the revised Commitment of the Non-Consenting Bank(s). If, and at such time as Borrower cures said Event of Default, the

Non-Consenting Bank shall increase its Commitment to its original Commitment and shall make such payments to those Banks which were willing to waive such Event of Default (the "Consenting Banks") so that the positions of all Banks hereunder shall be restored and the Facility Amount shall be increased to the original Facility Amount as if said Event of Default had not occurred. In the event a Non-Consenting Bank chooses to reduce its Commitment as aforesaid, the reduced Commitment amount shall be substituted as such Non-Consenting Bank's Commitment during the period of such reduction.

     Section 2.04 Notice and Manner of Borrowing. The Borrower shall give the Agent notice of any Revolving Credit Loans under this Agreement by 10:00 A.M., on the day of borrowing as to each Prime Loan, and at least two (2) Business Days before each LIBOR Loan, specifying: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan; (4) the purpose of such Loan; and
(5) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. The Agent shall promptly notify each Bank of each such notice. Not later than 12:00 P.M. prevailing time in New York on the date of such Revolving Credit Loans, each Bank will make available to the Agent at 1185 Avenue of the Americas, New York, New York 10036 immediately available funds, such Bank's pro rata share of such Revolving Credit Loans. After the Agent's receipt of such funds, not later than 3:30 P.M. on the date of such Revolving Credit Loans and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such Revolving Credit Loans available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Agent.

     Section 2.05 Non-Receipt of Funds by Agent. Unless the Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with Section 2.04 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such funds available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate. If such Bank shall repay to the Agent such correspond ing amount, such amount so repaid shall constitute such Bank's Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify each other Bank, and each other Bank shall immediately pay its pro rata share of such corresponding amount to the Agent provided however that no Bank shall be required to exceed the amount of its Commitment hereunder. To the extent that any such amount exceeds the Bank's Commitments hereunder, said excess shall be immediately repaid to Agent by Borrower. Notwithstanding the foregoing, Agent shall make reasonable attempts to replace the Bank which failed to pay such corresponding amount, provided however that Agent shall not be obligated to find such a replacement.

     Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate.

     Section 2.06 Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Agent notice at least two (2) Business Days before conversion into a Prime Loan, and at least two (2) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Loan outstanding after a renewal or conversion shall be Two Hundred Fifty Thousand Dollars ($250,000) in the case of Prime Loans, and Five Hundred Thousand Dollars ($500,000) in the case of LIBOR Loans; and (b) LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. The Agent shall promptly notify each Bank of each such notice. All conversions and renewals shall be made in the proportion that each Bank's Loan bears to the total amount of all the Banks' Loans. All notices given under this Section 2.06 shall be irrevocable and shall be given not later than 12:00 P.M. prevailing time in New York on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Loan on the last day of the Interest Period for such Loan. A maximum of eight LIBOR Loans may be outstanding at any one time.

     Section 2.07 Interest. The Borrower shall pay interest to the Agent for the account of each Bank on the outstanding and unpaid principal amount of any Prime Loan or LIBOR Loan made under this Agreement. At the Borrower's option, the Borrower shall pay said interest at either the Prime Rate or the Libor Rate as set forth on Schedule 2.07/2.09 based upon the ratio of Total Funded Debt to Pro Forma EBITDA.

     Any change in the interest rate based on the Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

     Interest on each Prime Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each LIBOR Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

     Interest on the Loans shall be paid in immediately available funds to the Agent at its Principal Office for the account of the applicable Lending Office of each Bank as follows:

     (1) For each Prime Loan on the first day of each month commencing the first such date after such Loan and continuing on the first day of each successive month thereafter until all Revolving Credit Loans have been paid in full.

     (2) For each LIBOR Loan, on the first day of each month commencing on the first such date after such Loan (as well as at maturity) and continuing on the first day of each successive month thereafter until all Revolving Credit Loans have been paid in full.

     Upon the occurrence and continuance of an Event of Default, or after Maturity, the interest rate for all Loans shall be 2% per annum in excess of the Prime Rate (the "Default Rate").

     All agreements between Borrower, Guarantors and Subsidiaries and Banks and/or Agent are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then said Agreements shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of all parties hereto in the execution, delivery and acceptance of said Agreements to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to limits of such validity, and if under or from circumstances whatsoever Agents, Banks or any of them should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.

This provision shall control every other provision of all agreements between Borrower, Guarantors, Subsidiaries, Agents and Banks.

      Section 2.08 Interest Rate Determination. The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent pursuant to the terms of this Agreement.

      Section 2.09 Commitment and Other Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the average Daily Unused Portion of such Bank's Commitment from the date of this Agreement until the Maturity Date at the rate set forth on Schedule 2.07/2.09, which rate shall be based upon the ratio of Total Funded Debt to Pro Forma EBITDA said fees shall be payable on the last day of each quarter during the term of such Bank's Commitment, the first such payment to be due on March 31, 1999 and the final such payment to be due on the Maturity Date. Upon receipt of any commitment fees, the Agent will promptly thereafter cause to be distributed such payments to the Banks in the proportion that each Bank's unused Commitment bears to the total of all the Banks' unused Commitments. In addition thereto, a fee of .30% of the Facility Amount shall be payable at Closing Date, to be shared pari passu by all Banks.

          Certain other fees shall be paid by Borrower to Agent, all as mutually agreed upon in a certain fee letter between Borrower and Agent.

      Section 2.10 Notes. All Revolving Credit Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit A, duly completed, dated the date of this Agreement, and payable to such Bank for the account of its applicable Lending Office, such Note to represent the obligation of the Borrower to repay the Revolving Credit Loans, as the case may be. Each Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note held by it the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal amount received by such Bank for the account of its applicable Lending Office on account of its Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by such Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note held by such Bank.

      If not sooner paid, all Revolving Credit Loans shall be repaid on the Maturity Date, subject to Section 2.03 hereof.

      Section 2.11 Prepayments. The Borrower may, upon at least three (3) Business Days' notice to the Agent in the case of Prime Loans and at least three
(3) Business Days'
notice to the Agent in the case of LIBOR Loans, prepay the Notes in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial payment shall be in a principal amount of not less than Two Hundred Fifty Thousand Dollars ($250,000) as to Prime Loans and Five Hundred Thousand Dollars ($500,000) as to LIBOR Loans and (2) LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loans or if earlier and upon further terms set forth in Section 2.18 hereof. Upon receipt of any such prepayments, the Agent will promptly thereafter cause to be distributed such prepayment to each Bank for the account of its applicable Lending Office in the proportion that each such Bank's Loan to which the prepayment applies bears to the total amount of all the Banks' Loans to which the prepayment applies.

      Section 2.12 Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 P.M. prevailing time in New York on the date when due in lawful money of the United States to the Agent at its Principal Office for the account of the applicable Lending Office of each Bank in immediately available funds. The Agent will promptly thereafter cause to be distributed (1) such payments of principal and interest in like funds to each Bank for the account of its applicable Lending Office in the proportion that such Bank's Loans to which the payment applies bears to the total amount of all Banks' Loans to which the payment applies and (2) other fees payable to any Bank to be applied in accordance with the terms of this Agreement. The Borrower hereby authorizes each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

      Section 2.13 Margin Stock. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

      Section 2.14 Illegality. Notwithstanding any other provision in this Agreement, if any Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Bank (or its Lending Office) to maintain or fund its LIBOR Loans, then upon notice to the Borrower (with a copy to the Agent) by such Bank the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to each Bank under this Agreement shall be converted to a Prime Loan (a) immediately upon demand of such Bank if such change or compliance with such request, in the judgment of such Bank, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.


      Section 2.15  Disaster.  Notwithstanding anything to the contrary herein:

          (1) If the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate, as the case may be, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

          (2) If the Majority Banks determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Interest Rate, upon the basis of which the rate of interest for any such type of Loan is to be determined do not accurately cover the cost to the Banks of making or maintaining such type of Loans; then the Agent shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Banks to make LIBOR Loans, shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (b) the outstanding principal amount of each LIBOR Loan, as the case may be, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan, shall be converted to a Prime Loan.

      Section 2.16 Increased Cost. From time to time upon notice to the Borrower from a Bank (with a copy to the Agent) the Borrower shall pay to the Agent for the account of the applicable Bank such amounts as any Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank under this Agreement or its
Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Bank of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction where the Principal Office or such Lending Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Interest Rate); or (3) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities). Each Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 2.16 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     Determinations by any Bank for purposes of this Section 2.16 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate any such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

     Section 2.17 Risk-Based Capital. In the event that any Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by such Bank or any corporation controlling such Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Agent, for the account of the applicable Bank, such additional amount as shall be certified by the Bank to be the amount allocable to such Bank's obligations to the Borrower hereunder. Such Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Section 2.17 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     Determinations by any Bank for purposes of this Section 2.17 of the effect of any increase in the amount of capital required to be maintained by such Bank and of the amount allocable to such Bank's obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

     Section 2.18 Funding Loss Indemnification. Upon notice to the Borrower from a Bank (with a copy to the Agent) the Borrower shall pay to the Agent for the account of the applicable Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred as a result of:

     (1) Any payment of a LIBOR Loan by the Borrower on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans by the Agent pursuant to Section 8.01; or

     (2) Any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section 2.04 or 2.06, as the case may be.

     If, at any time (i) the interest rate on any loan is a fixed rate, and (ii) Agent in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrower shall have the right at any time and from time to time to prepay the loan in whole (but not in part), and Borrower shall pay to Agent a yield maintenance fee in an amount computed as follows:
The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the fixed rate election as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the fixed rate election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to Agent upon prepayment of the fixed rate loan. Each reference in this paragraph to "fixed rate" election shall mean the election by Borrower of a LIBOR Loan.

     If by reason of an Event of Default Agent elects to declare any fixed rate loan to be immediately due and payable, then any yield maintenance fee with respect to said fixed rate loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

     Section 2.19  Letters of Credit.

          1. Each Bank agrees that Agent (on behalf of all Banks, pro rata, based on each Bank's Commitment), subject to the terms and conditions hereinafter set forth, and to such other terms and conditions as Agent may require, all as set forth on such documentation as Agent shall require (the "Letter of Credit Documents") at any time prior to the Maturity Date, may issue Letters of Credit in order to support obligations of Borrower incurred in the ordinary course of Borrower's business, as Borrower shall request by written notice to Agent, which request is received by Agent not less than five Business Days prior to the requested date of issuance of any such Letter of Credit; provided, that: (a)
                                                         --------
the aggregate amount of all Letter of Credit obligations (the "Letter of Credit Obligations") at any one time outstanding (whether or not then due and payable) shall not exceed that amount which is TEN MILLION DOLLARS ($10,000,000) minus the principal balance of all outstanding Working Capital Loans and minus any outstanding non-bank Refinanced Debt; (b) Letters of Credit shall be issued in minimum original face amounts of One Hundred Thousand Dollars ($100,000); (c) no Letter of Credit shall have an Expiry Date which is later than the Maturity Date; and (d) Agent shall be under no obligation to incur any Letter of Credit Obligation if after giving effect to the incurrence of such Letter of Credit Obligation, the sum of the Letter of Credit Obligations, plus the Working Capital Loans plus the Permitted Acquisition Loans and amounts outstanding on Refinanced Debt shall exceed the Facility Amount.

          2. The notice to be provided to Agent requesting that the Banks incur Letter of Credit Obligations shall be in the form of a Letter of Credit application in the form customarily employed by Agent, together with a written request by Borrower that Agent approve Borrower's application. Approval by Agent (a) will authorize the issuance of the requested Letter of Credit, and (b) will conclusively establish the existence of the Letter of Credit Obligation as of the date of such approval.

          3. In the event that Agent or any Bank shall make any payment on, or pursuant to, any Letter of Credit Obligation, Borrower shall be unconditionally obligated to reimburse Agent on behalf of itself or such Bank. Such payment shall then be deemed to constitute a Revolving Credit Loan. A Revolving Credit Loan made in satisfaction of a Letter of Credit Obligation shall be deemed to have been made as of the date on which the issuer makes the related payment under the underlying Letter of Credit.

          4. In the event that any Letter of Credit Obligations, whether or not then due or payable, shall for any reason be outstanding on the Maturity Date, Borrower will either (a) cause the underlying Letter of Credit to be returned and canceled and each corresponding Letter of Credit Obligation to be terminated, or (b) pay to Agent, in immediately available funds, an amount equal to 105% of the maximum amount then available to be drawn under all Letters of Credit not so returned and canceled to be held by Agent as cash collateral in an account under the exclusive dominion and control of Agent (the "Cash Collateral Account"), any funds remaining in the Cash Collateral Account to be returned to Borrower at such time as there are no Letter of Credit Obligations outstanding.

          5. Borrower's obligations to Agent with respect to any Letter of Credit or Letter of Credit Obligation shall be evidenced by Agent's records and shall be absolute, unconditional and irrevocable and shall not be affected, modified or impaired by (a) any lack of validity or enforceability of the transactions contemplated by or related to such Letter of Credit or Letter of Credit Obligation; (b) any amendment or waiver of or consent to depart from all or any of the terms of the transactions contemplated by or related to such Letter of Credit or Letter of Credit Obligation; (c) the existence of any claim, set-off, defense or other right which Borrower or any other party may have against Agent, the issuer or beneficiary of such Letter of Credit, or any other person, whether in connection with this Agreement, any other Loan Document or such Letter of Credit or the transactions contemplated thereby or any unrelated transactions; or (d) the fact that any draft, affidavit, letter, certificate, invoice, bill of lading or other document presented under or delivered in connection with such Letter of Credit or any other Letter of Credit proves to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to have been untrue or incorrect in any respect.

          6. In addition to any other indemnity obligations which Borrower may have to Agent and each Bank under this Agreement and without limiting such other indemnification provisions, Borrower hereby agrees to indemnify Agent and Banks from and to hold Agent and Banks harmless against any and all claims, liabilities, losses, costs and expenses (including, attorneys' fees and expenses) which Agent or any Bank may (other than as a result of its own gross negligence or willful misconduct) incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of or payment of or failure to pay under any Letter of Credit or Letter of Credit Obligation or (b) any suit, investigation or proceeding as to which Agent or any Bank is, or may become, a party as a consequence, directly or indirectly, of the issuance of any Letter of Credit, the incurring of any Letter of Credit Obligation or any payment of or failure to pay under any Letter of Credit or Letter of Credit Obligation. The obligations of Borrower under this paragraph shall survive any termination of this Agreement and the payment in full of the Obligations.

          7. Borrower hereby agrees that the Agent and the Banks shall not be responsible (a) for the validity, sufficiency, genuineness or legal effect of any document submitted in connection with any drawing under any Letter of Credit even if it should in fact prove in any respect to be invalid, insufficient, inaccurate, untrue, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or any rights or benefits thereunder or any proceeds thereof, in whole or in part, even if it should prove to be invalid or ineffective for any reason; (c) for the failure of any issuer or beneficiary of any Letter of Credit to comply fully with the terms thereof, including the conditions required in order to effect or pay a drawing thereunder; (d) for any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopy, telex or otherwise; (e) for any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under any Letter of Credit; or (f) for any consequences arising from causes beyond the direct control of Agent.

          8.   With respect to Letter of Credit Obligations:

               (a) The total face amount of any such Letters of Credit shall reduce the (i) Facility Amount for purposes of computing the amount of available borrowing under the

Revolving Credit Loans as well as (ii) Bank's Commitments for purposes of computing the commitment fee on the unused portion referred to in Section 2.09 hereof.

               (b) If the Borrower or party on whose behalf a Letter of Credit was issued shall fail to reimburse the Agent in connection with any draw as provided herein or in the Letter of Credit Documents, the unreimbursed amount of such drawing shall bear interest at the Prime Rate plus two percent (2%) and each Bank shall reimburse Agent for its pro rata share of the unreimbursed amount.

               (c) The Borrower shall pay to the Agent, for the ratable benefits of Banks, a commission of that percentage of the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the Expiry Date as is set forth on column (B) of Schedule 2.07/2.09. Said commission shall be payable quarterly in arrears.

               (d) In additions to the fees payable pursuant to subsection (c) above, the Borrower shall pay to the Agent for its own account without sharing by the other Banks the customary charges from time to time of the Agent with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such letters of credit.

                                 Article III.

                             CONDITIONS PRECEDENT

     Section 3.01 Conditions Precedent to Initial Revolving Credit Loan. The obligation of each Bank to make its initial Revolving Credit Loan to the Borrower is subject to the conditions precedent that the Agent shall have received on or before the day of such Revolving Credit Loan each of the following, in form and substance satisfactory to the Agent and its counsel and (except for the Notes) in sufficient copies for each Bank:

     (1)  Notes.  The Note of each Bank duly executed by the Borrower;

     (2) Escrowed Documents. The Escrowed Documents duly executed by the entities listed on the Schedule to Section 3.01(2) to be placed in escrow pursuant to Section 2.02 and pursuant to the Escrow Agreement.

     (3) UCC Searches. Certified copies of Requests for Copies of Information (Form UCC-11) or other satisfactory reports identifying all of the financing statements on file with respect to the Borrower, Subsidiaries and Guarantors in all jurisdictions referred to in Schedule to Section 3.01(3) indicating that no party claims an interest in any of the assets except as provided in this Agreement under Section 6.01;

     (4) The Escrow Agreement. The Escrow Agreement duly executed by the Banks, the Escrow Holder, the Borrower, and the Guarantors listed on Schedule 3.01(2);

     (5) Evidence of all corporate action by the Borrower. Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

     (6) Incumbency and signature certificate of Borrower. A certificate (dated as of the date of this Agreement) of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this agreement;

     (7) Opinion of counsel for Borrower and Guarantors and Subsidiaries. A favorable opinion of Nutter, McClennen & Fish, LLP, counsel for the Borrower and Guarantors and Subsidiaries, in substantially the form of Exhibit C, and as to such other matters as the Bank may reasonably request;

     (8)  Guaranty. A Guaranty duly executed by each Guarantor;

     (9) Evidence of all corporate action by Guarantors. Certified (as of the date of this Agreement) copies of all corporate action taken by the Guarantors, including resolutions of their Boards of Directors, authorizing the execution, delivery, and performance of the Guarantees;

     (10) Incumbency and signature certificates of Guarantors. A certificate (dated as of the date of this Agreement) of the Secretary or Assistant Secretary of each Guarantor certifying the names and true signatures of the officers of such Guarantor authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Guarantor under this agreement;

     (11) Evidence of all corporate action by the Subsidiaries. Certified (as of the date of this Agreement) copies of all corporate action taken by the Subsidiaries, including resolutions of their Boards of Directors, authorizing the execution, delivery and performance of the Loan Documents to which they are a party and each other document to be delivered pursuant to this Agreement;

     (12) Incumbency and signature certificate of Subsidiaries. A certificate (dated as of the date of this Agreement) of the Secretary or Assistant Secretary of each Subsidiary certifying the names and true signatures of the officers of such Subsidiary authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by each Subsidiary under this Agreement.

     (13) Payment of Fees.  Payment of all fees to be paid to Agent.

     (14) Intentionally Deleted

     (15) Other Documents. Such other documents as are listed in the Closing Agenda annexed hereto as Exhibit D.

     Section 3.02 Conditions Precedent to All Revolving Credit Loans. The obligation of each Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan) shall be subject to the further conditions precedent that on the date of such Loan:

     (1) The following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of Borrower dated the date of such Revolving Credit Loan, stating that

          (a) The representations and warranties contained in Article IV of this Agreement are correct on and as of the date of such Loans as though made on and as of such date; and

          (b) No default or Event of Default has occurred and is continuing, or would result from such Loans; and

     (2)  Payment of all fees to be paid to Agent.

     (3) As to any Permitted Acquisitions being funded with Revolving Credit Loans, the Compliance Certificate as described in the definition of Permitted Acquisitions.

     (4) A Certificate of Solvency providing that, as to the Borrower, each Subsidiary (exclusive of Inactive Subsidiaries) and each Guarantor on a pre-acquisition and pro forma basis at fair value as a going concern, the assets of each company exceed the liabilities of each company, none of the companies are engaged in businesses or transactions or are about to engage in businesses or transactions for which any property remaining with such company has an unreasonably small capital and that none of the companies intended to incur or believed that it would incur debts beyond its ability to pay as such debts mature.

     (5) The Agent shall have received such other approvals, opinions, or documents as any Bank through the Agent may reasonably request.

                                  Article IV.

                        REPRESENTATIONS AND WARRANTIES

     For purposes of this Article IV, "Subsidiaries" includes but is not limited to Foreign Subsidiaries. The Borrower represents and warrants to each Bank that:

     Section 4.01 Incorporation, Good Standing, and Due Qualification. Except as set forth in Schedule 4.01, the Borrower, each of its Subsidiaries, and each Guarantor each is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect upon such corporation.

     Section 4.02 Corporate Power and Authority. The execution, delivery, and performance by the Borrower and each Guarantor and each Subsidiary of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation's charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation; and
(6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

     Section 4.03 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Borrower or the Guarantors or the Subsidiaries, as the case may be, enforceable against the Borrower or each Guarantor or each Subsidiary, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

     Section 4.04 Financial Statements. The consolidated balance sheet of the Borrower and certain of its Subsidiaries as at November 30, 1997, November 30, 1996 and November 30, 1995, and the related consolidated statements of operations of the Borrower and certain of its Subsidiaries for the fiscal years then ended, and the accompanying footnotes, together with the report thereon, of PricewaterhouseCoopers LLP independent certified public accountants, and the interim consolidated balance sheet of the Borrower and certain of its Subsidiaries as at August 31, 1998, and the related consolidated statements of operations for the period then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Borrower and such Subsidiaries as at such dates and the results of the operations of the Borrower and such Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since August 31, 1998, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower or any such Subsidiary. There are no liabilities of the Borrower or any such Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since August 31, 1998. No information, exhibit, or report (as updated or modified by any update, amendment or supplement thereto) furnished by the Borrower to any Bank in connection with the negotiation of this Agreement contained as of the date of any such information, exhibit or report any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     Section 4.05  Labor Disputes and Acts of God.  Except as set forth on
Schedule 4.05, neither the business nor the properties of the Borrower or any Subsidiary or Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties of the Borrower, the Subsidiaries and the Guarantors, taken as a whole.

     Section 4.06 Other Agreements. Neither the Borrower nor any Subsidiary or Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a material adverse effect on the business or properties of the Borrower, Subsidiaries and Guarantors, taken as a whole, or the ability of the Borrower or any Guarantor to carry out its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Subsidiary nor any Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which could have a material adverse effect on the business and properties of the Borrower, the Subsidiaries and the Guarantors, taken as a whole.

     Section 4.07 Litigation. There is no pending or, to the knowledge of Borrower, any Guarantor, or any Subsidiary, threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries or any Guarantor before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, properties, or business of the Borrower, the Subsidiaries and the Guarantors, taken as a whole, or the ability of the Borrower and the Guarantors to perform their obligations under the Loan Documents to which they are a party.

     Section 4.08 No Defaults on Outstanding Judgments or Orders. Except as set forth on Schedule 4.08, the Borrower, the Subsidiaries and the Guarantors have satisfied all material judgments, and neither the Borrower nor any Subsidiary nor any Guarantor have received written notice that any of them is in default with respect to any material judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

     Section 4.09 Ownership and Liens. The Borrower, each Subsidiary and each Guarantor have title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in
Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this, Agreement.

     Section 4.10  Subsidiaries and Ownership of Stock.  Set forth in Schedule
4.10 is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.

     Section 4.11 ERISA. With respect to each Plan, the Borrower, each Subsidiary and each Guarantor are in compliance in all material respects with all applicable provisions of the Code or ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated, within thirty-six (36) months of the date hereof or, if prior to thirty-six (36) months, no plan has been terminated with unfunded benefit liabilities within the meaning of Section 4041 of ERISA and the regulations promulgated thereunder; no circumstances exist which, in accordance with Section 4041 of ERISA, can reasonably be expected by Borrower to cause PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA, if any, with respect to all of their Plans and the present value of all accrued benefits under each Plan is at least equal to the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the

Plan and in accordance with the provisions of ERISA; neither the Borrower nor any Commonly Controlled Entity is a "substantial employer" under a plan described in Section 4063 of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any material liability to the PBGC under ERISA other than liability for premium payments in accordance with Section 4007 of ERISA.

     Section 4.12 Operation of Business. The Borrower, the Subsidiaries and the Guarantors each possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries and the Guarantors are not in violation of any valid rights of others with respect to any of the foregoing, except where the failure to do so for any such violation would not have a material adverse effect on the business and properties of the Borrower, the Subsidiaries and the Guarantors, taken as a whole.

     Section 4.13 Taxes. The Borrower, the Subsidiaries and the Guarantors have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies known and determined thereon to be due, including interest and penalties. The federal income tax liabilities of the Borrower and its Subsidiaries, to the extent audited by the Internal Revenue Service, have been finally determined and satisfied. Manhattan International Limousine Network Ltd. is presently undergoing an Internal Revenue Service audit for the fiscal years ending September 30, 1994 and September 30, 1995, the details of which are set forth on
Schedule 4.13.

     Section 4.14 Debt. Schedule 4.14 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any Subsidiary is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding or to be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Exhibit.

     Section 4.15 Environment. The Borrower and each Subsidiary and each Guarantor have duly complied with, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, except where failure to do so would not have a material adverse effect on the business and properties of the Borrower, the Subsidiaries and the Guarantors taken as a whole. The Borrower and each Subsidiary have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals, except where failure to do so would not have a material adverse effect on the business and properties of the Borrower, the Subsidiaries and the Guarantors taken as a whole, relating to
(1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health, or safety matters. Neither the Borrower nor any Subsidiary has received notice of, or knows of, or suspects facts which might constitute any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities which would have a material adverse impact on the Borrower or any of its Subsidiaries and the Guarantors taken as a whole. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises; and accordingly the premises of the Borrower and its Subsidiaries are free of all such toxic or hazardous substances or wastes; except where failure to do so would not have a material adverse effect on the business and properties of the Borrower, the Subsidiaries and the Guarantors taken as a whole. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal;
(5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters affecting the Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities, except where failure to do so would not have a material adverse effect on the business and properties of the Borrower, the Subsidiaries and the Guarantors taken as a whole. Neither the Borrower nor its Subsidiaries have any indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal). Set forth in Schedule 4.15 is a list of all real property owned or leased by the Borrower and its Subsidiaries at any time since January 1, 1990, wherever located, and a brief description of the business conducted at such location.

     Section 4.16 The Business of Extending Credit for Margin Stock. Neither Borrower nor any Subsidiary nor any Guarantor is engaged principally in, or have as an important activity in, the business of extending credit for the purpose of purchasing or carrying of any "margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System, "BGFRS"), nor will any part of the proceeds of loans made under this Agreement be used, now or ultimately, to purchase or carry such stock or extend such credit or violate in any way Regulations G, T, U, or X, of the BGFRS.

                                  Article V.

                             AFFIRMATIVE COVENANTS

     For purposes of this Article V, "Subsidiaries" includes but is not limited to Foreign Subsidiaries unless otherwise indicated. So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Borrower and each Guarantor and each such Subsidiary will:

     Section 5.01 Maintenance of Existence. Maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the business and properties of the Borrower and the Guarantors taken as a whole. Nothing herein is intended to prohibit any mergers permitted under Section 6.03 or any Permitted Acquisitions so long as the surviving company complies with this Section 5.01.

     Section 5.02 Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions.

     Section 5.03 Maintenance of Properties. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     Section 5.04 Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the date of this Agreement.

     Section 5.05 Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

     Section 5.06 Compliance With Laws. Comply in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, governmental charges imposed upon it or upon its property except where the failure to comply would not have a material adverse effect on business and properties of the Borrower, the Subsidiaries and the Guarantors taken as a whole.

     Section 5.07 Right of Inspection. At any reasonable time after receipt by Borrower of three (3) Business Days written notice thereof and from time to time after three (3) Business Days written notice, permit any Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower's independent accountants. Agent shall be entitled to conduct one field exam, the cost of which shall be borne by the Borrower up to Twenty Thousand Dollars ($20,000) provided however that, upon the occurrence of an Event of Default, there shall be no limitation upon the amount of field exams or upon the amount of cost which shall be borne by Borrower, and the above-referred to prior notice provision shall not apply to field exams or other rights under this Section 5.07.

     Section 5.08  Reporting Requirements.  Furnish to each of the Banks:

     (1) Quarterly financial statements. As soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, consolidated and consolidating statements of operations of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and consolidated statements of cash flows of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments):

     (2) Annual audited financial statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated and consolidating statements of operations of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of cash flows of the Borrower and its Subsidiaries for such fiscal year, all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an audit report thereon by PricewaterhouseCoopers LLP or other independent accountants selected by the Borrower and reasonably acceptable to the Agent;

     (3) Management letters. Promptly upon receipt thereof, copies of any reports submitted by independent accountants in connection with examination of the financial statements of the Borrower or any Subsidiary or any Guarantor made by such accountants;

     (4) Certificate of no Default. Simultaneously with the reports to be furnished pursuant to Section 5.08(1) and (2) above a certificate of the chief financial officer of the Borrower (a) certifying that to the best of his knowledge no default or Event of Default has occurred and is continuing, or if a default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (b) with computations demonstrating compliance with the covenants contained in Article VII and Sections 6.02, 6.06, and 6.08;

     (5) Notice of litigation. Promptly after the commencement thereof (or as to existing litigation, in the event of a change in status), notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary or Guarantor which, if determined adversely to the Borrower or such Subsidiary or Guarantor, could have a material adverse effect on the business and properties of the Borrower, the Subsidiaries and the Guarantors, taken as a whole;

     (6) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto, including but not limited to any event of default to any other party under other agreements;

     (7)  ERISA reports. As soon as possible, and in any event within thirty
(30) days after the Borrower knows or has reason to know that a Reportable Event to which no waiver of notice is applicable has occurred or that any circumstances exist that, in accordance with Section 4042 of ERISA, can reasonably be expected by Borrower to cause the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of written notice from the PBGC that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of written notice concerning the imposition of withdrawal liability within the meaning of Section 4203 or 4205 of ERISA with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to each Bank a statement of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

     (8) Reports to other creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Agent pursuant to any other clause of this
Section 5.08;

     (9) Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary or any Guarantor sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements (other than on Form S-8) which the Borrower or any Subsidiary or any Guarantor files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

     (10) New Subsidiary.

          (a) As to any new Domestic Subsidiary, (i) promptly notify the Agent of the formation of such new Domestic Subsidiary, (ii) cause such new Domestic Subsidiary to become a Guarantor hereunder, (iii) execute a Security Agreement containing substantially the same terms as the Security Agreement which was furnished by existing Guarantors, granting a security interest (effective only upon delivery of the Security Agreement) in all shares owned by Borrower and/or Guarantors in such new Domestic Subsidiary and (iv) execute such additional documents as were furnished by existing Guarantors and/or such additional documents as may be required to perfect such security interest under applicable law, said Security Agreement and additional documents to be placed in escrow pursuant to Section 2.02.

          (b) As to any new Foreign Subsidiary, (i) promptly notify the Agent of the formation of such new Foreign Subsidiary, (ii) execute a Security Agreement containing substantially the same terms as the Security Agreement which was furnished by existing Guarantors, granting a security interest (effective only upon delivery of the Security Agreement) in all of the voting shares of such Foreign Subsidiary owned by the Borrower or Guarantors, but not to exceed sixty-five percent (65%) of all the voting shares of such Foreign Subsidiary, and (iii) execute such additional documents as were furnished by existing Guarantors in connection with existing Foreign Subsidiaries and/or such additional documents as may be required to perfect such security interest under applicable law, said Security Agreement and additional documents to be placed in escrow pursuant to Section 2.02.

     (11) General information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary and any Guarantor as any Bank may from time to time reasonably request.

     (12) Acquisition Report. Within fifty (50) days after the end of each fiscal quarter, Borrower shall furnish a cumulative report including the details of:

          (a) acquisitions closed within the last twelve (12) months and within said fiscal quarter, and

          (b) such information as may be necessary to establish that said acquisitions are Permitted Acquisitions whether or not a Compliance Certificate has been previously furnished in connection with such acquisition.

     Section 5.09 Environment. Be and remain in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder, except where the failure to comply would not have a material adverse effect on the business and properties of the Borrower, the Subsidiaries and the Guarantors taken as a whole; notify the Agent immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Agent immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit any Bank to inspect the premises, and to inspect all books, correspondence, and records pertaining thereto; and at such Bank's and at the Agent's reasonable request, and at the Borrower's expense, provide a report of a qualified environmental engineer, reasonably satisfactory in scope, form, and content to the Agent, and such other and further assurances reasonably satisfactory to the Agent that the condition has been corrected.

     Section 5.10 Payments. Promptly pay all debt, including but not limited to debt to operators and licensees in accordance with its terms unless contested in good faith and appropriate reserves have been created therefor.

     Section 5.11  Inactive Subsidiaries.

          (a) As to Domestic Subsidiaries, (i) promptly notify the Agent in the event of activation of any inactive Domestic Subsidiary, (ii) cause such newly active Domestic Subsidiary to become a Guarantor hereunder, (iii) execute a Security Agreement containing substantially the same terms as the Security Agreement which was furnished by existing Guarantors, granting a security interest (effective only upon delivery of the Security Agreement) in all shares owned by Borrower and/or Guarantors in such newly active Domestic Subsidiary and
(iv) execute such additional documents as were furnished by existing Guarantors and/or such additional documents as may be required to perfect such security interest under applicable law, said Security Agreement and additional documents to be placed in escrow pursuant to Section 2.02.

          (b) As to Foreign Subsidiaries, (i) promptly notify the Agent in the event of activation of any inactive Foreign Subsidiary, (ii) execute a Security Agreement containing substantially the same terms as the Security Agreement which was furnished by existing Guarantors, granting a security interest (effective only upon delivery of the Security Agreement) in all of the voting shares of such Foreign Subsidiary owned by the Borrower or Guarantors, but not to exceed sixty-five percent (65%) of all the voting shares of such newly active Foreign Subsidiary, and (iii) execute such additional documents as were furnished by existing Guarantors in connection with existing Foreign Subsidiaries and/or such additional documents as may be required to perfect such security interest under applicable law, said Security Agreement and additional documents to be placed in escrow pursuant to Section 2.02.

                                  Article VI.

                              NEGATIVE COVENANTS

     So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Borrower and each Subsidiary (with the term "Subsidiary" as used in this Article VI excluding Foreign Subsidiaries except for purposes of Sections 6.10 and 6.13) and each Guarantor will not:

     Section 6.01 Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary or Guarantor to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its now owned or hereafter acquired property or assets, whether real, personal or intangible including but not limited to the Collateral and certain owned real estate in Long Island City, New York and Alexandria, Virginia. Notwithstanding anything to the contrary contained above, the following liens are Permitted Liens ("Permitted Liens").

     (1) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are not past due for more than thirty (30) days or if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; provided that the Borrower shall pay any obligations giving rise to such lien immediately upon the commencement of proceedings to foreclose said lien unless same shall be stayed or a surety bond satisfactory to the Agent is delivered to the Agent;

     (2) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

     (3) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

     (4) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

     (5) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

     (6) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

     (7) Purchase money Liens (whether or not perfected) or Liens created in order to refinance purchase money liens for permitted capital expenditures and operating leases but not including Liens referred to in Section 6.01(11) hereof; provided that

          (a) Any property referred to in this Subsection 6.01(7) above is acquired by the Borrower or any Subsidiary or any predecessor in the ordinary course of its respective business and the Lien on any such property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof;

          (b) Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

          (c) The Debt secured by any Lien referred to above is permitted by the provisions of Section 6.02(5), and the related expenditure is permitted under Section 7.01, or if a lease, is permitted under Section 6.04; and

          (d) The Debt secured by any Lien referred to above shall not exceed eighty percent (80%) of the fair market value of the asset which is the subject of the Lien.

     (8)  Liens set forth on Schedule 6.01(8); and

     (9)  Capital leases permitted by Section 6.02(7).

     (10) Liens granted to Banks.

     (11) Liens on equipment, vehicles, and any other assets assumed in connection with any Permitted Acquisition; provided that

          (a) The Debt secured by a Lien referred to in this subsection (11) is permitted under Section 6.02(10); and

          (b) Each such Lien shall attach only to the assets so acquired in any Permitted Acquisition;

Borrower shall promptly notify Agent in writing of the existence, or likely existence, of any Lien not permitted above, providing Agent with full information regarding such Lien. The furnishing of such information shall not constitute a cure of such Lien as constituting a breach of this Agreement and an Event of Default under this Agreement.

     Section 6.02 Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

     (1)  Debt of the Borrower under this Agreement or the Notes;

     (2) Debt described in Schedule 4.14, but no renewals, extensions, or refinancing thereof;

     (3) Debt of the Borrower and each Subsidiary and each Guarantor subordinated on terms satisfactory to the Majority Banks to the Borrower's, Subsidiaries' and Guarantors' respective obligations under this Agreement and the Notes;

     (4) Accounts payable to trade creditors for goods or services and accrued liabilities incurred in the ordinary course of business;

     (5)  Debt of the Borrower or any Subsidiary secured by Liens permitted by
Section 6.01(7) not to exceed Five Million Dollars ($5,000,000) in the aggregate;

     (6) Debt or other obligations incurred in connection with Earn Out Provisions.

     (7) Debt incurred in connection with Capital Leases but not to exceed Four Million Dollars ($4,000,000);

     (8) Up to Five Million Dollars ($5,000,000) of unsecured Seller Notes of companies in Permitted Acquisitions; and

     (9) Up to One Million Five Hundred Thousand Dollars ($1,500,000) in other unsecured Debt.

     (10) Up to Five Million Dollars ($5,000,000) in the aggregate of any Debt (other than Debt referred to in Sections 6.02(1) through 6.02(9) above) assumed in connection with Permitted Acquisitions and which (i) has been paid or refinanced under Sections 6.02(1) through 6.02(9) above within six (6) months from the date of closing of the Permitted Acquisition or, if said six (6) months has not yet expired, is to be paid or refinanced under Sections 6.02(1) through 6.02(9) above within six (6) months from the date of closing of the Permitted Acquisition provided that (ii) said repayment or refinancing requirement does not apply to vehicle financing obligations.

     Section 6.03 Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except (1) that any Subsidiary may merge into or transfer assets to the Borrower and (2) that any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary so long as said Subsidiary is a Guarantor, and
(3) Permitted Acquisitions made (a) by the Borrower where the Borrower is the surviving entity or (b) by any Subsidiary regardless of whether the Subsidiary is the surviving entity, if in either case the assets or stock acquired represents no more than 40% of the total assets of the Borrower on a consolidated basis.

     Section 6.04 Leases. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases permitted by Section 6.01(9); (2) leases existing on the date of this Agreement and any extensions or renewals thereof; (3) leases (other than Capital Leases) which do not in the aggregate require the Borrower and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of Six Million Dollars ($6,000,000); and (4) leases between the Borrower and any Subsidiary or between any Subsidiaries so long as any such Subsidiary is a Guarantor hereunder.

     Section 6.05 Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary or Guarantor to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property excluding vehicles acquired in connection with any Permitted Acquisition.

     Section 6.06 Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries or Guarantors to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except that the Borrower may (1) declare and deliver dividends and make distributions payable solely in common stock of the Borrower;
(2) purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; or (3) repurchase any of its capital stock or take any of the actions listed in this Section 6.06 with cash up to Five Million Dollars ($5,000,000) in the aggregate during the term of this Agreement; or (4) accept shares in connection with the issuance of stock, and except that any Subsidiary or Guarantors may issue cash dividends to Borrower so long as no Event of Default exists and the taking of such action would not otherwise create an Event of Default hereunder.

     Section 6.07 Sale of Assets. Except as permitted in Section 6.10, sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (1) inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business and the sale or other disposition of vehicles; or (3) that any Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower; or (4) sale of notes, accounts, etc. for collection in the ordinary course of business; or (5) sale of real property owned by Manhattan International Limousine Network Ltd. in Long Island City, New York.

     Section 6.08 Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except:

     (1) Investments in readily marketable, direct obligations the United States of America or obligations guaranteed by the United States of America which mature no later than one year from the date of the investment;

     (2) Dollar denominated Certificate of Deposits issued by a domestic commercial bank having capital and surplus in excess of One Billion Dollars ($1,000,000,000) (rated investment grade or better by Moody's or S&P's);

     (3)  Prime (A-1, P-1 rated) commercial paper;

     (4)  Permitted Acquisitions;

     (5) Loans and advances to employees and officers not to exceed One Million Dollars ($1,000,000) in the aggregate at any time;

     (6)  Non-cash loans and advances related to stock options;

     (7) The purchase of the common stock of CLI Fleet Inc., provided it meets the criteria for Permitted Acquisitions;

     (8) Tax exempt municipal notes (rated MIG 2 or better), bonds and floating rate bonds (rated AA or better); and

     (9) Cash Investments in any Subsidiaries (including but not limited to those items referred to in Section 6.10(3)) which are not Guarantors hereunder of any form, direct or indirect, shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate at any time.

     Section 6.09 Guaranties, Etc. Assume, guarantee, endorse, or otherwise become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person (including Foreign Subsidiaries) except (i) guaranties by endorsement of negotiable instruments for deposit or collection, (ii) similar transactions in the ordinary course of business and (iii) Earn Out Provisions.

     Section 6.10  Transactions With Affiliates and Foreign Subsidiaries.

     (1) Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

     (2) Subject to the exceptions and limitations of Section 6.06 and 6.08, and except (as limited in Section 6.10(3) hereof) for intercompany transfers with respect to services provided in the ordinary course and purchase price payments in connection with the business of any Subsidiary that is not a Guarantor, transfer property of any kind whatsoever and whether by sale, assignment, loans, advances, distributions or otherwise to any Affiliate (excluding compensation of officers and directors) or Subsidiary which is not a Guarantor.

     (3) Subject to the exceptions and limitations of Section 6.08, permit any intercompany accounts owing from any Subsidiary which is not a Guarantor to Borrower or any Subsidiary (other than to a Subsidiary which is not a Guarantor) with respect to services provided in the ordinary course to exceed an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000).

     Section 6.11 Material Alteration. Materially alter the nature of its business.

     Section 6.12 Use of Loan Proceeds. Use any portion of the Loan Proceeds for a purpose other than that specifically set forth in Section 2.03 hereof.

     Section 6.13 Limitation on Ownership of Domestic Subsidiaries, etc. A Foreign Subsidiary shall not at any time own (legally or beneficially, directly, indirectly or otherwise) any interest of any kind in a Domestic Subsidiary or Affiliate.

                                 Article VII.

                              FINANCIAL COVENANTS

     Unless otherwise specifically stated, all Financial Covenants hereinafter set forth shall be tested for the Borrowers and Guarantors on a consolidated basis as of the end of each fiscal quarter of the Borrower on a rolling four successive fiscal quarter basis.

     So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement:

     Section 7.01 Capital Expenditures. The Borrower will not make any expenditures (excluding internal costs capitalized in accordance with GAAP) for fixed or capital assets (including Capitalized Leases and software development costs but excluding assets acquired as part of a Permitted Acquisition) if, after giving effect thereto, the aggregate of all such expenditures made by the Borrower would exceed Twenty Million Dollars ($20,000,000) during the term of this Agreement.

     Section 7.02 Positive Net Income. Borrower shall have a Net Income of not less than One Dollar ($1.00) for each fiscal year.

     Section 7.03 Total Funded Debt to Pro Forma EBITDA. For the most recent rolling four fiscal quarters, Borrower will not permit the ratio of Total Funded Debt to Pro Forma EBITDA to be greater than 2.75 to 1.00.

     Section 7.04 Minimum Effective Net Worth. At the end of each fiscal quarter, Borrower shall maintain the Minimum Effective Net Worth.

     Section 7.05 Minimum Interest Coverage. For the most recent rolling four fiscal quarters, Borrower will not permit the ratio of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Interest Expense to be less than 3.50 to 1.00.

                                 Article VIII.

                               EVENTS OF DEFAULT

     Section 8.01 Events of Default. For purposes of this Section, Subsidiaries includes Foreign Subsidiaries unless specifically indicated. If any of the following events shall occur:

     (1) The Borrower shall fail to pay the principal of any Note when due and payable;

     (2) The Borrower shall fail to pay interest on any Note or the amount of a commitment or other fee within five (5) Business Days after the due date thereof;

     (3) Any representation or warranty made or deemed made by the Borrower or any Subsidiary in this Agreement or the Security Agreement or by any Guarantor in the Guaranty or which is contained in any certificate, document, opinion, or financial or other statement furnished (as updated or modified by any update, amendment or supplement thereto) at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

     (4) The Borrower or any Guarantor or any Subsidiary (to the extent said Article applies to such Subsidiary) shall fail to perform or observe any term, covenant, or agreement contained in Article V and the expiration of 20 days thereafter;

     (5) The Borrower or any Guarantor or any Subsidiary (to the extent said Article applies to such Subsidiary) shall fail to perform or observe any term, covenant, or agreement contained in Article VI;

     (6) The Borrower or any Guarantor or any Subsidiary (to the extent said Article applies to such Subsidiary) shall fail to observe any term, covenant or agreement contained in Article VII;

     (7) The Borrower or any of its Subsidiaries or Guarantors shall (a) fail to pay any Total Funded Debt (other than the Notes) of the Borrower or such Subsidiary or Guarantor, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such Total Funded Debt (other than the Notes) when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that the amount of such Total Funded Debt (other than the Notes) exceeds TWO MILLION DOLLARS ($2,000,000) in the aggregate. Notwithstanding the above, if (i) such failure to pay or perform, etc., is a failure to pay under an Earn Out Provision or a Seller Note and (ii) such failure arises in connection with a bona fide dispute and appropriate reserves are maintained in connection therewith as required by GAAP and if (iii) the Majority Banks in their sole discretion reasonably exercised determine that such failure will not create a material adverse effect upon the Borrower, its Subsidiaries and the Guarantors, taken as a whole, or upon their consolidated financial or operating condition, taken as a whole, or upon the ability of the Banks, or any of them, to collect the Notes, then such failure to pay or perform, etc., shall not be deemed to create an Event of Default under this Subsection 8.01(7);

     (8) The Borrower or any of its Subsidiaries or any Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of sixty (60) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged;

     (9) One or more judgments, decrees, or orders for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

     (10) Each Security Agreement shall, at any time after its execution and delivery out of Escrow pursuant to Section 2.02 and for any reason cease (a) to create a valid perfected first priority security interest in and to the property purported to be subject to such Security Agreement, other than property which is subject to a Permitted Lien; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any Subsidiary or any Guarantor, or the Borrower or any Subsidiary or any Guarantor shall deny it has any further liability or obligation under the Security Agreement, or an event of default has occurred and is continuing by the Borrower or any Subsidiary or any Guarantor under the Security Agreement;

     (11) Any Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor or the Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its material obligations under, the Guaranty;

     (12) Any of the following events shall occur or exist with respect to the Borrower and any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject the Borrower to any material tax, penalty, or other liability;

     (13) If any Bank receives its first notice of a hazardous discharge or an environmental complaint from a source other than the Borrower (such Bank to immediately notify the Agent thereof) and such Bank does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice given to such Bank and the Agent by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from the Borrower within twenty-four (24) hours of the time such Bank first receives said notice from a source other than the Borrower; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against the Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim (a) the Borrower can prove to the satisfaction of the Majority Banks that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii) proceedings for an injunction, a restraining order or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Majority Banks and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim:

then, and in any such event, the Agent shall at the request of, or may, with the consent of, the Majority Banks, by notice to the Borrower, (1) declare the Banks' obligations to make Loans to be terminated, whereupon the same shall forthwith terminate; and (2) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, all of which are hereby expressly waived by the Borrower.

     Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower pursuant to the terms of this Agreement), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Bank's Note or any other Loan Document, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or such Bank's Note or such other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this
Section 8.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which each such Bank may have.

                                  Article IX.

                               AGENCY PROVISIONS

     Section 9.01 Authorization and Action. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. Agent shall furnish each Bank with copies of any financial reports received by Agent pursuant to Section 5.08, promptly after receipt thereof by Agent. In the event Collateral is granted hereunder, Agent shall hold such Collateral for the benefit of the Banks. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes;

provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

     Section 9.02 Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made on the part of Borrower, any Subsidiary, any Guarantor, or any Bank in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 9.03 Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

     Section 9.04 Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

     Section 9.05 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (to the extent not reimbursed by the Borrower) which are imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement.

     Section 9.06 Successor Agent. The Agent may resign at any time by giving at least 60 days' prior written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least One Billion Dollars ($1,000,000,000). In the event of Agent's resignation, such resignation shall not be effective until the appointment of a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     Section 9.07 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Note held by it in excess of its ratable share of payments on account of the Notes obtained by all the Banks, such Bank shall purchase from the other Banks such participation in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (1) the amount of such Bank's required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 9.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     Section 9.08 Agent Sale or Assignment. Subject to the terms herein, Agent shall have the right at any time or from time to time, and without Borrower's or any Guarantor's or any Subsidiary's and any Bank's consent, to assign all or any portion of its rights and obligations as a Bank hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Borrower and each Guarantor and each Subsidiary agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Agent shall deem necessary to effect the foregoing. In addition, at the request of Agent and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Agent has retained any of its rights and obligations hereunder following such assignment, to Agent, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Agent prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Agent after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Agent in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Agent, and such Assignee, such Assignee shall be party to this Agreement and shall have all of the rights and obligations of a Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Agent pursuant to the assignment documentation between Agent and such Assignee, and Agent shall be released from its obligations hereunder and thereunder to a corresponding extent.

     Anything herein to the contrary notwithstanding, so long as no Event of Default has occurred and is continuing, Agent shall provide Borrower with ten
(10) Business Days prior written notice of Agent's intention to assign all or a portion of its rights and obligations hereunder to an Assignee. In the event Borrower desires to withhold its consent to said assignment, Borrower will so notify Agent thereof in writing within ten (10) Business Days from the date of receipt by Borrower of the notice of the proposed assignment. Borrower shall not unreasonably withhold its consent to any proposed assignment. In the event Borrower does not withhold its consent by notice within ten (10) Business Days from the date of receipt by Borrower of the notice of the proposed assignment, Agent shall be permitted to consummate said proposed assignment without any further consent from or consultation with Borrower. In the event Borrower does withhold its consent to a proposed assignment by notice within ten
(10) Business Days from the date of receipt by Borrower of the notice of the proposed assignment, Borrower shall have thirty (30) Business Days from the date of receipt by Borrower of the notice of the proposed assignment within which to provide a substitute assignee acceptable in all respects to Agent. Agent shall not unreasonably withhold its consent to any such substitute assignee. It is understood, however, that inter alia a substitute assignee shall not be
                          ----- ----
acceptable unless, in Agent's sole and absolute discretion, such proposed assignee is capable of consummating the assignment within time and other parameters satisfactory to Agent. In the event such substitute assignee acceptable in all respects to Agent is not provided within thirty (30) Business Days from the date of receipt by Borrower of the notice of the proposed assignment, Agent shall be permitted to consummate the assignment to an assignee of its choice without any further consent from or consultation with Borrower.
It is understood that this paragraph shall apply only to assignments and not to participations. Agent's right to grant participations shall be unrestricted, all as hereinafter set forth. In determining whether consent pursuant to this paragraph has been reasonably withheld, consideration will be given to Borrower's and Agent's requirements and preferences as to maintenance and/or creation of business relationships, regulatory parameters, financial condition, and other business related intangibles.

     Agent shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor or any Subsidiary or any Bank, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Agent's obligation to lend hereunder and/or any or all of the Loans held by Agent hereunder. In the event any such grant by Agent of a participating interest to a Participant, whether or not upon notice to Borrower, Agent shall remain responsible for the performance of its obligation hereunder and Borrower shall continue to deal solely and directly with Agent in connection with Agent's rights and obligations hereunder. Participant shall have no rights under this Agreement as a result of its participation with Agent.

     Agent may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Agent shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information. Except for the rights of Agent as aforesaid, no Bank shall have the right to assign all or any portion of any of the loans held by such Bank hereunder or to sell or to grant any participation interest therein of any kind without prior written consent of Agent.

     Section 9.09 Documentation Agent. The Documentation Agent shall perform such duties and tasks and receive such fees as may be agreed upon by the Banks and the Documentation Agent.

     Section 9.10 Syndication Agent. The Syndication Agent shall perform such duties and tasks and receive such fees as may be agreed upon by the Banks and the Syndication Agent.

                                  Article X.

                                 MISCELLANEOUS

     Section 10.01 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower, any Subsidiary, or any Guarantor is a party, nor consent to any departure by the Borrower, any Subsidiary, or any Guarantor from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, modification, termination, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (1) waive any of the conditions precedent specified in Article III;
(2) increase the Commitments of the Banks or subject the Banks to any additional obligations; (3) reduce the principal of, or interest on, the Notes or any fees hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (5) change the Facility Amount (except in connection with the second paragraph of Section 2.03); (6) release any Collateral or any Guarantor; (7) change the percentage of the Commitments (except in connection with the second paragraph of Section 2.03) or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take action hereunder; (8) waive any Event of Default arising and continuing under Section 8.01(1) or 8.01(2) hereof; (9) amend, modify or waive any provision of Section 2.02 hereof or the Escrow Agreement; or (10) amend, modify or waive any provision of this
Section 10.01, and provided further than no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents.

     Anything herein to the contrary notwithstanding, each Bank agrees that Agent shall have the right, at its sole and absolute discretion, so long as no Event of Default has occurred and is continuing, without consultation with or consent of any other Bank to consent to a Seller Note in excess of FIVE MILLION DOLLARS ($5,000,000) in a Permitted Acquisition so long as any such Seller Note does not exceed FIFTEEN MILLION DOLLARS ($15,000,000) and so long as such Seller Note has a maturity date which does not exceed one year, and so long as such Seller Note does not violate any other provision of this Agreement.

     In the event Agent consents to a Seller Note as aforesaid, Agent will provide prompt written notice thereof to each Bank.

     Section 10.02 Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing and mailed or transmitted or delivered, if to the Borrower, or any Guarantor or Subsidiary, at its address at 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016, Attention Vincent A. Wolfington, with a copy to David H. Haedicke; with a copy to Nutter, McClennen & Fish, LLP, One International Place Boston Massachusetts 02110, attention: James E. Dawson, Esq.; if to Fleet Bank, N.A. at its address at 1185 Avenue of the Americas, New York, NY 10036, Attention Christian Covello, with a copy to Herrick, Feinstein, LLP, 2 Park Avenue, New York, New York 10016, Attention: William Barnett; if to NationsBank at its address at 6610 Rockledge Drive, Bethesda, MD 20817, attention: Elizabeth Shore; if to First Union National Bank at its address at 1970 Chain Bridge Road, McLean, VA 22102, attention: Stephen MacNabb; if to United Bank at its address at 2071 Chain Bridge Road, Vienna, VA 22182, attention: Keith A . Harding; and if to the Agent, at its address at 1185 Avenue of the Americas, New York, NY 10036, Attention: Christian Covello, with a copy to Herrick, Feinstein, LLP, 2 Park Avenue, New York, New York 10016, Attention William Barnett, Esq.; or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 10.02. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when received.

     Section 10.03 Materiality. To the extent that any provisions of this Agreement refers to a "material adverse change," or contains words of like meaning, it is understood that materiality is determined by the totality of the circumstances and while an event, a situation, or an occurrence, etc. may, standing alone, not constitute a material adverse change, the same event, or situation, or occurrence, when combined with one or more other events or situations or occurrences, may in fact constitute a material adverse change.

     Section 10.04 No Waiver. No failure or delay on the part of any Bank or the Agent in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

     Section 10.05 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Borrower, each Bank and the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of all the Banks.

     Section 10.06 Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Agent and each Bank in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Agent, incurred in connection with advising the Agent or any of the Banks as to their rights and responsibilities hereunder. The Borrower also agrees to pay all such costs and expenses, including court costs and reasonable attorneys fees, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees. This provision shall survive termination of this Agreement.

     Section 10.07 Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Any notice given under this Agreement which supplements or contradicts any schedule or exhibit shall be deemed to automatically modify such schedule or exhibit.

     Section 10.08 Indemnity. The Borrower, each Subsidiary and each Guarantor hereby agrees to defend, indemnify, and hold Agent and each Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including reasonable attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, or any Subsidiaries or any Guarantor, their predecessors in interest, or third parties with whom any of them has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person or arising from this Agreement or the loans made hereunder except for those caused by Agent's negligence or willful misconduct. This indemnity shall survive termination of this Agreement.

     Section 10.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     Section 10.10 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     Section 10.12 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

     Section 10.13  Jury Trial Waiver; Jurisdiction, Etc.  THE BORROWER AND
EACH GUARANTOR AND SUBSIDIARY WHICH IS OR MAY BECOME A SIGNATORY TO THIS CREDIT AGREEMENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION/ PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF ANY BANK OR OF THE AGENT HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION. BORROWER HEREBY FURTHER AGREES THAT THE FOLLOWING COURTS:

     State Court -  Any state or local court of the State of New York,

     Federal Court - United States District Court for the Southern District of New York, or

     at the option of Agent, any court in which Agent shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy,

shall have jurisdiction to hear and determine any claims or disputes between Borrower and Agent pertaining directly or indirectly to this Agreement or to any matter arising in connection with this Agreement. Borrower, each Subsidiary, and each Guarantor which is or may become a signatory to this Credit Agreement expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint, or other process of papers issued therein, and agreeing that service of such summons and complaint, or other process or papers, may be made by registered or certified mail addressed to Borrower at the address set forth herein. Should Borrower fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing thereof, it shall be deemed in default and an order and/or judgment may be entered against it as demanded or prayed for in such summons, complaint, process or papers. Agent may have rights against Borrower, now or in the future, in its capacity as secured party, creditor, or in any other capacities. Such rights may include the right to deprive Borrower of or affect the use of or possession or enjoyment of Borrower's property; and in the event Agent deems it necessary to exercise any of such rights prior to the rendition of a final judgment against Borrower, or otherwise, Borrower may be entitled to notice and/or hearing under the Constitution of the United States and/or State of New York, New York statutes (to determine whether or not Agent has a probable cause to sustain the validity of Agent's claim), or the right to notice and/or hearing under other applicable state or federal laws pertaining to prejudgment remedies prior to the exercise by Agent of any such rights. Borrower expressly waives any such right to prejudgment remedy notice or hearing to which Borrower may be entitled; provided, however, that this waiver shall not include a waiver of such rights as Borrower shall have to prior notice of the proposed disposition of Collateral by Agent. This shall be a continuing waiver and remain in full force and effect so long as Borrower is obligated to Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                          CAREY INTERNATIONAL, INC.


                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          CAREY LIMOUSINE D.C., INC.


                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          BOSTON CARS, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          CAREY BOSTON, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          A.L. TRANSPORTATION, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President

                        AMERICAN AIRPORT LIMOUSINE, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                        LIMOS R US, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                        SYD'S LIMOUSINE, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                        CAREY LIMOUSINE CHICAGO, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                        EMERY-DREXEL LIVERY, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          CAREY LIMOUSINE L.A., INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President

                          CAREY LIMOUSINE CORPORATION


                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                         CAREY LIMOUSINE INDIANA, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                         EAST COAST TRANSPORTATION, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          CAREY LIMOUSINE NY, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          INTERNATIONAL LIMOUSINE NETWORK LTD.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President

                          MANHATTAN INTERNATIONAL LIMOUSINE
                          NETWORK LTD.


                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          CAREY LIMOUSINE S.F., INC.


                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President



                          CAREY LICENSING, INC.


                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          CAREY SERVICES, INC.


                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                         BOSTON CHAUFFEURS, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President

                         BOSTON DRIVERS, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                          CAREY LIMOUSINE FLORIDA, INC.


                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President


                         FLORIDA DRIVERS, INC.

                          /s/ David H. Haedicke
                          By:    David H. Haedicke
                          Title: Vice President

                          FLEET BANK, N.A.

                          /s/ Christian Covello
                          By:    Christian Covello
                          Title: Vice President



                          NATIONSBANK

                          /s/ Elizabeth F. Shore
                          By:    Elizabeth F. Shore
                          Title: Senior Vice President



                          FIRST UNION NATIONAL BANK

                          /s/ Barbara Angel
                          By:    Barbara Angel
                          Title: Vice President



                          UNITED BANK

                          /s/ Keith A. Harding
                          By:    Keith A. Harding
                          Title: Vice President



                          FLEET BANK, N.A., as Agent

                          /s/ Christian Covello
                          By:    Christian Covello
                          Title: Vice President

SCHEDULE 2.07/2.09

-------------------------------------------------------------------------------------------------
                                                                (A)        (B)           (C)
-------------------------------------------------------------------------------------------------
Ratio of Total Funded Debt to Pro Forma EBITDA               Prime (+)  LIBOR (+)      Unused
                                                                                   Commitment Fee
-------------------------------------------------------------------------------------------------
Equal to or greater than 2.5 times EBITDA                      0.0%       2.00%        0.375%
-------------------------------------------------------------------------------------------------
Equal to or greater than 2.25 times EBITDA, but less than      0.0%       1.75%        0.375%
2.5 times EBITDA
-------------------------------------------------------------------------------------------------
Equal to or greater than 2.0 times EBITDA, but less than       0.0%       1.50%        0.300%
2.25 times EBITDA
-------------------------------------------------------------------------------------------------
Equal to or greater than 1.5 times EBITDA, but less than       0.0%       1.25%        0.300%
 2.0 times EBITDA
-------------------------------------------------------------------------------------------------
Less than 1.5 times EBITDA                                     0.0%       1.00%        0.300%
-------------------------------------------------------------------------------------------------

                               SCHEDULE 3.01(2)
                     PARTIES EXECUTING SECURITY AGREEMENTS

1.   Carey International, Inc

2.   Carey Services, Inc.

3.   American Airport Limousine, Inc.

4.   Carey Limousine Chicago, Inc.

5.   Carey Limousine Florida, Inc.